Exhibit (7)(hh)

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment, effective as of January 1, 2015 (this “Amendment”), modifies, supplements, and amends the Participation Agreement, made and entered into as of the 1st day of May, 2003 (the “Participation Agreement”), by and among Jefferson National Life Insurance Company, a life insurance company organized under the laws of Texas, on its own behalf and on behalf of each separate account of the Company set forth on Schedule B thereto, and Royce Capital Fund (the “Fund”), a Delaware business trust, and Royce & Associates, LLC, a Delaware limited liability company (the “Adviser”).  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to them in the Participation Agreement.

WHEREAS, the parties wish to add Jefferson National Life Insurance Company of New York as a party to the Participation Agreement; and

WHEREAS, the parties also desire to update the separate accounts and contracts listed in Schedule B to the Participation Agreement; and

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                      Additional Party.  Jefferson National Life Insurance of New York is, for all purposes, added as a party to the Participation Agreement.  All references in the Participation Agreement to “Company” shall be deemed to include each of Jefferson National Life Insurance Company and Jefferson National Life Insurance Company of New York.  Jefferson National Life Insurance Company of New York hereby agrees to observe and perform all duties, obligations, terms, provisions, and covenants applicable to “Company” under the Participation Agreement as if Jefferson National Life Insurance Company of New York was expressly listed therein.  By executing this Amendment, each of the Fund and the Adviser acknowledges and consents to such addition of Jefferson National Life Insurance Company of New York.

2.                                      Amended and Restated Schedule B.  Schedule B to the Participation Agreement is hereby deleted in its entirety and is hereby replaced in its entirety with the Amended and Restated Schedule B attached hereto.

3.                                      All Other Terms.  All parties agree to continue to be bound by the original terms and conditions of the Participation Agreement.  Further, all rights and obligations established in the Participation Agreement shall remain unchanged except as expressly modified, supplemented, or amended hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative hereto effective as of the date specified above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY,
on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.

By:
	Name:	Craig A. Hawley
	Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK,
on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.

By:
	Name:	Craig A. Hawley
	Title:	General Counsel & Secretary

ROYCE & ASSOCIATES, LLC

By:
	Name:	John D. Diederich
	Title:	Chief Operating Officer

ROYCE CAPITAL FUND

By:
	Name:	John D. Diederich
	Title:	Vice President

AMENDED AND RESTATED SCHEDULE B

SEPARATE ACCOUNTS AND CONTRACTS

Separate Accounts

Jefferson National Life Annuity Account C

Jefferson National Life Annuity Account E

Jefferson National Life Annuity Account F

Jefferson National Life Annuity Account G

Jefferson National Life of New York Annuity Account 1

Contracts

CVIC-2000

CVIC-2001

CVIC-2004

CVIC-2005

22-4056

22-4025

32-4000

32-4002

32-4003

22-4047

22-4048
JNL-2300 Series
JNL-2300-1 NY, and all future variations of the series